Exhibit 15.3

CONSENT OF BEHRE DOLBEAR ASIA, INC.

We consent to the reference to Behre Dolbear Asia, Inc. under “Experts” and elsewhere in the Information Statement and the issue of the Information Statement with the inclusion and use of our report dated July 22, 2013 in the form and context in which it is included in the Registration Statement on Form 20-F of Feishang Anthracite Resources Limited.

/s/ Alastair McIntyre
Senior Managing Director
Behre Dolbear Asia, Inc.

August 9, 2013